Exhibit 99.29

Guardian 8 Hires International Sales Leader Ahead of ASIS 2014 Event

Security Industry Expo Being Held in Atlanta Is Considered the Gateway to Offshore Sales

SCOTTSDALE, AZ--(Marketwired - Sep 18, 2014) - Guardian 8 Corporation, a wholly owned subsidiary of Guardian 8 Holdings (OTCQB: GRDH), announced today the hiring of Lex Hemeyer as its Director of International Sales in time for its exhibiting at the ASIS International 60th Annual Seminar and Exhibits, Sept. 29 through Oct. 2. The security industry conference has served as a springboard for Guardian 8 product launches in the past and this year the company will be highlighting the companies and industries that have adopted the Pro V2 enhanced non-lethal [ENL] device. Over 20,000 people are anticipated to attend the event.

"Since first attending the ASIS annual conference in 2011 we generated buying interest from over 150 international contacts," said Steve Cochennet, Guardian 8 CEO. "A great deal of that interest -- forty-five percent -- comes to us from Latin America. Having Lex's language skills and industry knowledge while at ASIS will be especially helpful to us."

Lex Hemeyer was most recently the international sales contact for ASP USA, a Wisconsin-based manufacturer of collapsible batons and pepper sprays, where he was responsible for selling into Latin America and Southeast Asian countries. Prior to his role at ASP, he was the Director of International Sales for TASER International and traveled extensively while selling into many of the same countries through a distributor network.

"I'm looking forward to applying my expertise in the non-lethal space and sharing this cutting edge technology from Guardian 8 with security providers across the globe," Hemeyer commented. His travel agenda for the balance of 2014 has him scheduled to appear in Mexico, Guatemala, Costa Rica, Panama, Colombia, Ecuador, Chile, Argentina, Uruguay and Brazil.

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, an enhanced non-lethal (ENL) response to threats that revolutionizes how companies keep workplaces safe and mitigate risk. The G8 Pro V2 is a defensive device that provides any operator with non-lethal means to protect themselves and others, allowing time for law enforcement response, while initiating communication and incident recording. The Pro V2 is an intermediate option for response to aggressive subjects, developed as a solution for security professionals seeking a flexible tool with a layered defense approach. Guardian 8 was named one of "Ten Companies to Watch" in March 2014 by the Phoenix Business Journal and has won security industry accolades for its innovative technology. To learn more about the company and its personal protection product line, visit www.Guardian8.com. Follow Guardian 8 on LinkedIn, YouTube, Facebook and Twitter.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the hiring of Mr. Hemeyer; Mr. Hemeyer's prior experience and ability to assist Guardian 8 in product sales; Guardian 8's actual international demand and its ability to sell products to international markets; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact
Susan Krause
Sr. Marketing Manager
Guardian 8 Corporation
7432 E. Tierra Buena Lane, Suite 102
Scottsdale, AZ 85260
O: 480-426-1060
C: 480-620-0182
skrause@guardian8.com

Investor Relations
Casey Burt
IN2NE, Corp.
350 SE 8th Street
Pompano Beach, FL 33060
O: 561-929-2324
crburt2@gmail.com